Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of December, 2016.

BETWEEN:

ZOMEDICA PHARMACEUTICALS CORP., a body corporate duly incorporated pursuant to the laws of the Province of Alberta and having its registered office in the City of Calgary, in the Province of Alberta (hereinafter referred to as the "Corporation")

- and -

GERALD SOLENSKY JR., an individual residing in the City of Fenton, Michigan, USA (hereinafter referred to as the "Executive")

ARTICLE 1
INTERPRETATION

1.1	The phrase "this Agreement" shall include all terms and provisions of this agreement in writing between the parties hereto, including the recitals.

1.2	Wherever in this Agreement the masculine, feminine or neuter gender is used, it shall be construed as including all genders, as the context so requires; and wherever the singular number is used, it shall be deemed to include the plural and vice versa, where the context so requires.

1.3	Time shall in all respects be of the essence of this Agreement.

1.4	The division of this Agreement into Articles, Sections and subsections or any other divisions and the inclusion of headings are for convenience only and shall not affect the construction or interpretation of all or any part hereof.

1.5	Each party's rights may be exercised concurrently or separately and the exercise of any one remedy shall not be deemed an exclusive election of such remedy or preclude the exercise of any other remedy.

ARTICLE 2
TERM OF AGREEMENT

2.1	The term of this Agreement (the "Term") will begin on the date first written above (the "Effective Date") and continue for an indefinite period, unless terminated earlier in accordance with this Agreement.

ARTICLE 3
EMPLOYMENT OF THE EXECUTIVE

3.1	The Corporation wishes to employ at the Effective Date the Executive as its President and Chief Executive Officer and the Executive wishes to be employed at the Effective Date by the Corporation on the terms and conditions set forth herein.

3.2	The Executive shall report directly to the Corporation's Board of Directors (the "Board") and all other employees of the Corporation and each other corporation or other organization which is controlled directly or indirectly by the Corporation (each an "Affiliate" and collectively the "Affiliates") shall report directly or indirectly to the Executive.

ARTICLE 4
PERFORMANCE OF DUTIES

4.1	The Executive agrees to devote his business time, attention, skill and efforts to the faithful performance and discharge of his duties and responsibilities as the President and Chief Executive Officer of the Corporation in conformity with professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed under applicable law. The Executive shall promote the interests of the Corporation and its Affiliates in carrying out the Executive's duties and responsibilities and shall not deliberately and knowingly take any action, or fail to take any action which failure could, or reasonably be expected to, have a material and adverse effect on the business of the Corporation or any of its Affiliates.

4.2	The Executive and the Corporation agree that the Executive's principal place of business initially will be at the Corporation's office in Michigan and, further, that any reassignment of his principal place of business will be to a place in the United States mutually agreed upon by the Executive and the Board. The Executive understands that his duties and responsibilities will require him to travel on a regular basis to Canada as well as to other locations in the world from time to time to further the business and interests of the Corporation.

4.3	The Executive discloses, represents and affirms that he has no obligation toward any person or entity, including former employers, that would be incompatible with this Agreement or that could create an impediment to or conflict of interest with the performance of his duties with the Corporation and its affiliates.

4.4	The Executive shall be appointed as, or nominated for election as, and recommended for election as, a member of the Board at all meetings of shareholders held for such purposes. The Executive also shall be appointed as the President and Chief Executive Officer of the Corporation's Affiliate, ZoMedica Pharmaceuticals Inc. The Executive shall receive no compensation for his services under this Section 4.4 in addition to his compensation otherwise payable under this Agreement.

4.5	The Corporation and the Executive agree that the Executive may continue to sit upon the board of directors of any corporations or organizations on which he serves on the Effective Date as long as the Chairman of the Corporate Governance Committee of the Board and the Executive mutually agree that his membership on any such board of directors does not unreasonably interfere with the performance of Executive's duties and responsibilities under this Agreement and, solely with the prior written authorization of the Board, the Executive may serve on any other board of directors.

ARTICLE 5
COMPENSATION

5.1	Annual Base Salary. The Corporation shall pay the Executive a base annual salary (the "Base Salary") which initially shall be TWO HUNDRED AND EIGHTY FIVE THOUSAND DOLLARS US (US$285,000), subject to applicable taxable withholding and deductions and payable in accordance with the Corporation's standard payroll practice for executive officers. The Base Salary shall be reviewed annually by the Board or a committee of the Board and may be increased in accordance with the Corporation's compensation policy. Finally, all or part of the Executive's Base Salary may be paid through the Affiliate doing business at his principal place of business to facilitate proper tax withholding for the Executive and his participation in the employee benefit plans.

5.2	Quarterly Cash Bonus. The Executive shall be eligible to earn a quarterly cash bonus (the "Quarterly Bonus"). Such Quarterly Bonus will be calculated upon the achievement of performance objectives that will be established by the Board (as recommended by the Corporation's Compensation Committee) within thirty (30) days prior to the beginning of a fiscal year. For 2016, any Quarterly Bonus awarded will be based upon performance objectives established by the (as recommended by the Corporation's Compensation Committee) and subject to proration for the period of service from the Effective Date through the end of 2016. The granting of a Quarterly Bonus is also based on the business performance of the Corporation and subject to approval by the Board. The Quarterly Bonus, if any, payable for any calendar year shall be paid no later than 30 days following each Quarter. Finally, if the Executive's employment terminates (other than for Cause) on or after July 1 of a calendar year, he shall be entitled to the payment of a prorata part of any Quarterly Bonus, which would have been payable if he had continued to be employed by the Corporation through the end of such calendar year.

5.3	Car Allowance. The Corporation shall pay the Executive a monthly, taxable car allowance of NINE HUNDRED US DOLLARS (US$900.00), payable in accordance with the Corporation's policy as it applies to executives. The Corporation shall assume and pay all related operating costs of the vehicle, including insurance, registration, maintenance, repairs and fuel expenses.

5.4	Business Expenses. The Corporation shall reimburse the Executive, upon presentation of valid receipts or vouchers, for reasonable entertainment, travel and other business expenses, incurred on behalf of or at the request of the Corporation or an Affiliate and which are in accordance with the Corporation's policies and rules; provided, however: (a) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year; (b) no right to such reimbursement may be exchanged or liquidated for another benefit or payment; and (c) any reimbursements of such expenses shall be made as soon as practicable under the circumstances, but in any event no later than the end of the calendar year following the calendar year in which the related expenses are incurred by the Executive.

5.5	OTHER BENEFITS. Subject to eligibility requirements and participation rules, the Executive may participate in all of the employee benefit plans maintained by the Corporation and its Affiliates that are available to employees whose principal place of business is the same as the Executive's principal place of business.

ARTICLE 6
VACATION

6.1	The Executive shall be entitled to a paid annual vacation of four (4) weeks in accordance with the Corporation's vacation policy for executives. The Executive agrees that exercise of the vacation benefit shall be prearranged in consultation with the Chairman of the Compensation Committee of the Board. The full annual vacation benefit shall be extended to the Executive for 2017.

ARTICLE 7
STOCK OPTIONS

7.1	Stock Options. In addition to the Base Salary, Quarterly Bonuses, benefits and other compensation contemplated hereunder, the Executive shall also be eligible to receive grants of stock options from the Corporation, from time to time, to the extent determined by the Board of Directors at its sole discretion, which options shall vest in accordance with a schedule to be determined by the Board of Directors at its sole discretion, and which shall have an exercise price equal to the market price of the Corporation's common shares on the date of grant, or such higher price as may be required by any stock exchange on which the shares of the Corporation are listed, or if the Corporation is not publicly traded, at such a price as shall be determined by the Board of Directors in its sole discretion. Any options granted to the Executive by the Board of Directors of the Corporation, or pursuant to the terms of this Agreement, may be exercised only in accordance with the terms and conditions of the Stock Option Agreement that is entered into in connection therewith.

7.2	Accelerated Vesting. Subject to regulatory approval, the Corporation covenants and agrees that any Stock Option Agreements between the Corporation and the Executive shall provide that all stock options held by the Executive, whether vested or unvested, shall immediately vest and be exercisable by the Executive:

(a)	upon a Change of Control as that term is defined herein; or

(b)	upon a Resolution of the Board of Directors of the Corporation to such effect if the Board determines that there is expected to be a Change of Control which in the opinion of the Board warrants altering the vesting provisions of the stock options; or

(c)	upon a termination by the Corporation without Cause as more specifically provided for in Article 8.2; or

(d)	the resignation by the Executive for Good Reason, as more specifically provided for in Article 8.3.

7.3	Rules of the Stock Exchanges. The Corporation and the Executive expressly acknowledge and agree that all options to purchase shares of the Corporation to which the Executive shall be entitled hereunder, and any changes to such options (including, without limitation, changes provided for in this Agreement), shall be subject to the approval and the regulations, policies and by-laws of each of the stock exchanges on which the common voting shares of the Corporation are then listed. The Corporation covenants to use its reasonable commercial efforts to obtain any such approvals and to ensure that all options are in compliance with such regulations, policies and by-laws.

ARTICLE 8
TERMINATION

8.1	At-Will Employment. Nothing in this Agreement shall be construed to alter the atwill employment relationship between the Corporation and the Executive. Subject to the terms set forth in this Agreement, either the Corporation or the Executive may terminate the Executive's employment at any time for any reason, with or without Cause, as defined in Section 8.2 below.

8.2	Termination for Cause. The Executive's employment may be terminated by the Corporation upon simple notice in writing transmitted to the Executive, without the Corporation (or any of its Affiliates) being bound to pay any compensation whatsoever if termination is for any of the following reasons, each of which constitutes cause (hereinafter, "Cause"):

(a)	The Executive is declared bankrupt or insolvent or is placed under protective supervision, which situations the Executive acknowledges to be incompatible with the continuation of his employment.

(b)	The Executive becomes physically or mentally disabled to such an extent as to make him unable to perform the essential functions of his duties normally and adequately for an aggregate of six (6) months during a period of twelve (12) consecutive months. In such a case, the Executive may continue to benefit under shortterm and longterm disability insurance plans, subject to the terms of such plans, if any. The Corporation's ability to terminate the Executive as a result of any disability shall be to the extent permitted by applicable state or federal law.

(c)	The Executive breaches the terms of this Agreement.

(d)	The Executive fundamentally or materially fails to perform his duties as President and Chief Executive Officer of the Corporation and/or as President and Chief Executive Officer of ZoMedica Pharmaceuticals Inc. (a Delaware company).

(e)	There is a conclusive determination that the Executive has committed any fraud, theft, embezzlement or other criminal act of a similar nature.

(f)	The Executive has committed serious misconduct or willful or gross negligence in the performance of his duties.

(g)	The Executive fails or refuses to follow reasonable directives of the Board.

(h)	The Executive engages in willful or reckless conduct, causing material damage to the Corporation (or its Affiliates) or the Corporation's (or its Affiliates') business.

(i)	The Executive misuses or abuses alcohol, drugs or controlled substances.

(j)	The Executive uses or discloses in an unauthorized way the Corporation's (or any of its Affiliates') confidential or trade secret information.

(k)	The Executive conducts himself publicly, by speech or behavior, in such a manner as to cause public embarrassment, scandal or ridicule to the Corporation, any of its affiliates or any of their employees.

Provided, however, no reason set forth in this Section 8.2 shall constitute Cause unless (1) the Executive upon notice is given a reasonable period to effect a cure or a correction; (2) the reason is curable or correctible as determined by the Board; and, (3) the reason clearly and adversely affects the Executive's ability to continue to perform his duties and responsibilities under this Agreement.

8.3	Good Reason. The Executive shall have the right to resign at any time for any of the following reasons, each of which shall constitute Good Reason:

(a)	A material reduction of the Executive's total compensation (including his Base Salary, Quarterly Bonus opportunities, benefits and stock option grant opportunities) as in effect on the Effective Date or as thereafter increased from time to time, provided such reduction is not warranted and due to company performance.

(b)	Any change in the Executive's direct reporting relationship to the Board.

(c)	Any reduction (absent the Executive's express, written consent) in the Executive's duties and responsibilities as the Corporation's President and Chief Executive Officer.

(d)	A physical change of one hundred miles or more in the Executive's principal place of business absent his express, written consent.

Provided, however, no reason set forth in this Section 8.3 shall constitute Good Reason unless the Corporation upon express, written notice is given a reasonable period to effect a cure or a correction.

8.4	Termination by Death. In the event of the Executive's death during his period of employment, the Corporation's obligation to make payments under this Agreement shall terminate on the date of death, except the Corporation shall pay the Executive's estate or surviving designated beneficiary or beneficiaries, as appropriate, any earned but unpaid salary and bonus and reimburse business expenses incurred but not reimbursed as of his date of death. Vesting of any stock options outstanding on the date of death shall be exercisable only to the extent the Executive's right to exercise was vested on his date of death.

8.5	Voluntary Termination. If the event Executive wishes to resign for any reason other than Good Reason or the Corporation wishes to terminate his employment without Cause, the Executive shall give, or receive, as applicable at least thirty (30) days prior written notice of such resignation or termination, whichever is applicable. Any such notice shall not relieve either the Executive or the Corporation of their mutual obligations to perform under this Agreement or to relieve the Corporation to compensate the Executive during such notice period for any earned but unpaid salary and bonus and reimburse business expenses incurred but not reimbursed as of his date of termination.

8.6	Termination Without Cause Or Resignation For Good Reason. In the event that the Executive has a "separation from service" within the meaning of a §409A of the US Internal Revenue Code of 1986, as amended (a "Separation from Service") as a result of the Corporation terminating the Executive's employment without Cause or the Executive resigning for Good Reason, (1) Executive's right to exercise all then outstanding stock options granted to him shall fully and immediately vest on the effective date of his Separation from Service; (2) the Corporation shall pay to Executive in a lump sum (less applicable tax withholdings) an amount equal to: (i) twelve (12) months Base Salary (paid in accordance with the Corporation's usual payroll procedures); and (ii) any Quarterly Bonus allocable or payable prior to the date of termination.

ARTICLE 9
CHANGE OF CONTROL

9.1	For purposes of this Section 9, a "Change of Control" shall be deemed to have occurred in any of the following circumstances:

(a)	Subject to the exceptions set forth in Schedule A attached hereto and incorporated within, upon the purchase or acquisition, in one or more transactions, by a Person or one or more Persons who are affiliates of one another or who are acting jointly or in concert (as such expressions are defined in the Securities Act (Alberta) (the "Acquiring Person") of a beneficial interest in securities of the Corporation representing in any circumstance fifty percent (50%) or more of the voting rights attaching to the then outstanding securities of the Corporation; or

(b)	upon a sale or other disposition of all or substantially all of the Corporation's assets; or

(c)	upon a plan of liquidation or dissolution of the Corporation; or

(d)	if, for any reason, including an amalgamation, merger or consolidation of the Corporation with or into another company, the individuals who at the date hereof constitute the Board (and any new directors whose appointments by the Board or whose nomination for election by the Corporation's shareholders was approved by a vote of at least twothirds (2/3) of the directors then still in office who either were directors at the date hereof or whose appointment or nomination for election was previously so approved cease to constitute a majority of members of the Board; or,

(e)	upon termination of Executive either without Cause or by resignation for Good Reason.

9.2	If the Executive has a Separation from Service (within the meaning of a §409A of the US Internal Revenue Code of 1986, as amended (a "Separation from Service") within twelve (12) months following a Change of Control as a result of a termination of his employment by the Corporation without Cause or his resignation for Good Reason, the Executive shall receive the following:

(a)	An amount equivalent to: (i) twelve (12) months of his then annual Base Salary; and (ii) any Quarterly Bonus allocable or payable prior to the date of termination..

(b)	The Executive's right to exercise all then outstanding stock options granted to him shall fully and immediately vest on the date of his Separation from Service and any outstanding and unpaid Quarterly Bonus.

9.3	The Corporation shall pay to the Executive in a lump sum in US dollars within ten (10) business days after the effective date of his Separation from Service following a Change of Control, the amounts described in 9.2 of this Section 9. In the event the Executive dies before he has received payment of these amounts, the Corporation will pay these amounts to his estate or surviving designated beneficiary or beneficiaries, as appropriate.

ARTICLE 10
CONFIDENTIALITY

10.1	The Executive acknowledges that he has received and will receive or conceive, in carrying on or in the course of his work during his employment with the Corporation, confidential information pertaining to the activities, the technologies, the operations and the business, past, present and future, of the Corporation or its affiliates or related or associated companies, which information is not in the public domain. The Executive acknowledges that such confidential information belongs to the Corporation and/or its affiliates and that its disclosure or unauthorized use could be damaging or prejudicial to the Corporation and/or its affiliates and contrary to their best interests.

10.2	Accordingly, the Executive agrees to respect the confidentiality of such information and not to make use of or disclose it to, or to discuss it with, any person, other than in the ordinary course of his duties with the Corporation and its Affiliates, or as required under applicable law, without the explicit prior written authorization of the Corporation.

10.3	This undertaking to respect the confidentiality of such information and not to make use of or disclose or discuss it to or with any person shall survive and continue to have full effect notwithstanding the termination of the Executive's employment with the Corporation, so long as such confidential information does not become public as a result of an act by the Corporation or a third party, which act does not involve the fault of one of its executives.

10.4	The term confidential information includes, among other things:

(a)	products, formulae, processes and composition of products, as well as raw materials and ingredients, of whatever kind, that are used in their manufacture;

(b)	technical knowledge and methods, quality control processes, inspection methods, laboratory and testing methods, information processing programs and systems, manufacturing processes, plans, drawings, tests, test reports and software;

(c)	equipment, machinery, devices, tools, instruments and accessories;

(d)	financial information, production cost data, marketing strategies, raw materials supplies, suppliers, staff and client lists and related information, marketing plans, sales techniques and policies, including pricing policies, sales and distribution data and present and future expansion plans; and

(e)	research, experiments, inventions, discoveries, developments, improvements, ideas, industrial secrets and knowhow.

10.5	The Executive agrees to keep confidential and not disclose to any third party both the existence and the terms of this Agreement, except if disclosure is required by regulation or law. In the event that the Executive is required to disclose the existence or terms of this Agreement pursuant to subpoena or other duly issued court order, Executive shall give prompt notice to the Corporation of such subpoena or court order to allow the Corporation sufficient opportunity to contest such subpoena or court order.

ARTICLE 11
NON-SOLICITATION OF OFFERS

11.1	The Executive shall not compete with the Corporation nor with any of its Affiliates, directly or indirectly. He shall not participate in any capacity whatsoever in a business that would directly or indirectly compete with the Corporation or with any of its Affiliates, including, without limitation, as an executive, director, officer, employer, principal, agent, fiduciary, administrator of another's property, associate, independent contractor, franchisor, franchisee, distributor or consultant unless such participation is fully disclosed to the Board and approved in writing in advance. In addition, the Executive shall not have any interest whatsoever in such an enterprise, including, without limitation, as owner, shareholder, partner, limited partner, lender or silent partner. This noncompetition covenant is limited as follows:

(a)	As to the time period, to the duration of the Executive's employment and for a period of one (1) year following the date of termination of his employment;

(b)	As to the geographical area, the territory in which a specific product had been actively exploited by the Corporation and/or its Affiliates during the twelve (12) months preceding the employment termination date;

(c)	As to the nature of the activities, to duties or activities which are identical or substantially similar to those performed or carried on by the Executive at or during the twelve (12) months preceding the employment termination date.

11.2	The foregoing stipulation shall nevertheless not prevent the Executive from buying or holding shares or other securities of a corporation or entity other than the Corporation whose securities are publicly traded on a recognized stock exchange where the securities so held by the Executive do not represent more than five percent (5%) of the voting shares of such other corporation or entity and do not allow for its control.

11.3	The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 11.1(a), (b) and (c), not to solicit clients or do anything whatsoever to induce or to lead any person to end, in whole or in part, business relations with the Corporation or any of its affiliates.

11.4	The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 11.1(a), (b) and (c), not to induce, attempt to induce or otherwise interfere in the relations which the Corporation or which any of its affiliates has with their distributors, suppliers, representatives, agents and other parties with whom the Corporation or any of its affiliates deals.

11.5	The Executive also undertakes, for the same period and in respect of the same territory referred to in subsections 11.1(a), (b) and (c), not to induce, attempt to induce or otherwise solicit the personnel of the Corporation to leave their employment with the Corporation or any of its Affiliates nor to hire the personnel of the Corporation or any of its Affiliates for any enterprise in which the Executive has an interest.

11.6	The Executive acknowledges that the provisions of this Section 11 are limited as to the time period, the geographic area and the nature of the activities to what the parties deem necessary to protect the legitimate interests of the Corporation and its Affiliates, while allowing the Executive to earn his living.

11.7	Nothing in this Section 11 shall operate to reduce or extinguish the obligations of the Executive arising at law or under this contract which survive at the termination of this Agreement in reason of their nature and, in particular, without limiting the foregoing, the Executive's duty of loyalty and obligation to act faithfully, honestly and ethically.

ARTICLE 12
OWNERSHIP OF INTELLECTUAL PROPERTY

12.1	The Executive hereby assigns and agrees to assign to the Corporation all of his intellectual property rights as of their creation and to make full and prompt disclosure to the Corporation of all information relating to anything made or designed by him or that may be made or designed by him during the period of his employment, whether alone or jointly with other persons, or within a period of two (2) years following the termination of his employment and resulting from or arising out of any work performed by the Executive on behalf of the Corporation (or its affiliates) or connected with any matter relating or possibly relating to any business in which the Corporation or any of its affiliates or related or associated companies is involved unless specifically released from such obligation in writing by the Corporation's Board of Directors.

12.2	In addition, the Executive renounces all moral rights in any document or work realized during the period of his employment related to his employment by the Corporation. The Executive acknowledges that the Corporation has the right to use, modify or reproduce any such document or work realized by the Executive, at its entire discretion, without the Executive's authorization and without his name being mentioned.

12.3	At any time during the period of his employment or after the termination of his employment, the Executive shall sign, acknowledge and deliver, at the Corporation's expense, but without compensation other than a reasonable sum for his time devoted thereto if his employment has then terminated, any document required by the Corporation to give effect to Section 12.1, including patent applications and documents evidencing the assignment of ownership. The Executive shall also provide such other assistance as the Corporation or one of its affiliates may require with respect to any proceeding or litigation relating to the protection or defense of intellectual property rights belonging to the Corporation or any of its affiliates. The entirety of this Section 12 shall be binding on the Executive's heirs, assignees and legal representatives.

ARTICLE 13
OWNERSHIP OF FILES AND OTHER PROPERTY

13.1	Any property of the Corporation, including any file, sketch, drawing, letter, report, memorandum or other document, any equipment, machinery, tool, instrument or other device, any diskette, recording tape, compact disc, software, electronic communication device or any other property, which comes into the Executive's control or possession during his employment with the Corporation in the performance or in the course of his duties, regardless of whether he has participated in its preparation or design, how it may have come under his control or into his possession and whether it is an original or a copy, shall at all times remain the property of the Corporation and, upon the termination of the Executive's employment, shall promptly be returned to the Corporation or its designated representative.. The Executive may not keep a copy or give one to a third party without the prior expressly written permission of the Board of Directors.

ARTICLE 14
ENTIRE AGREEMENT AND TERMINATION OF PRIOR CONTRACTS

14.1	This Agreement contains the entire understanding of the parties with respect to the matters contained or referred to herein. There are no promises, covenants or undertakings by either party hereto to the other, other than those expressly set forth herein. This Agreement supersedes and replaces any earlier agreement, whether oral or in writing or partly oral and partly in writing, between the parties hereto, or between any party hereto and the corporate representative of any other party hereto, respecting the provision of services by the Executive to the Corporation.

ARTICLE 15
AMENDMENT OF THE AGREEMENT

15.1	To be valid and enforceable, any amendment to this Agreement must be confirmed in writing by each of the Corporation and the Executive.

ARTICLE 16
NOTICES

16.1	Any notice given hereunder shall be given in writing and sent by registered or certified mail or handdelivered. If such notice is sent by registered or certified mail, it shall be deemed to have been received five (5) business days following the date of its mailing if the postal services are working normally. If such is not the case, the notice must be handdelivered or served by bailiff, at the discretion of the sender. In the case of handdelivery or service, the notice shall be deemed to have been received the same day. It is agreed that if the delivery date is a non business day, the notice shall be deemed to have been received on the following business day.

16.2	For purposes of mailed or handdelivered notices to be effectively delivered under this provision, the notices must be addressed as follows:

(a)	For the Corporation: 1250, 639 – 5th Avenue S.W., Calgary, Alberta T2P 0M9.

(b)	For the Executive: Gerald L. Solensky Jr., [civic address redacted for privacy reasons], Michigan, USA.

ARTICLE 17
INDEMNITY AND INSURANCE

17.1	The Corporation covenants, both during and after the Executive's term of service, to indemnify and hold harmless the Executive and his heirs and legal representatives, to the maximum extent permitted by the Business Corporations Act (Alberta) (provided that the Executive acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful), from and against:

(a)	all costs, charges, liabilities and expenses whatsoever that the Executive may sustain or incur in or about or in relation to any action, suit or proceeding that is brought, commenced or prosecuted against the Executive for or in respect of any act, deed, matter or thing whatever made, done or permitted or not made, done or permitted by the Executive in or about the execution of his duties as a director or officer of the Corporation or its subsidiaries; and

(b)	all other costs, charges, liabilities and expenses that the Executive may sustain or incur (including, without limitation, all income tax, sales tax and excise tax liabilities resulting from any payment made pursuant to this indemnity) in or about or in relation to the affairs of the Corporation or its subsidiaries or his position as a director or officer of the Corporation or its subsidiaries.

17.2	The Corporation further agrees that any costs, charges and expenses referred to in paragraph 17.1(a) above shall be paid in advance of the final disposition of any such action or proceeding upon receipt by the Corporation of a written undertaking by the Executive to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified in accordance with the terms and conditions of this Indemnity and the Business Corporations Act (Alberta).

17.3	The Corporation further agrees, both during and after the Executive's term of service, to use its reasonable best efforts to obtain any approval or approvals necessary for such indemnification and to co-operate with the Executive and to provide the Executive with access to any evidence which the Corporation may have or control, which would enable the Executive to make application or obtain any approval or approvals necessary for such indemnification.

ARTICLE 18
SUCCESSORS

18.1	This Agreement shall be binding on the successors, heirs, assignees and legal representatives of all of the parties hereto.

ARTICLE 19
JURISDICTION

19.1	This Agreement shall be governed by and interpreted in accordance with the laws, including conflicts of laws, by the State of Delaware in the United States of America. Each of the parties hereby irrevocably attorns to the jurisdiction of the Courts of the State of Delaware with respect to any matters arising out of this Agreement.

ARTICLE 20
SEVERABILITY

20.1	If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement, which can be given effect without the invalid provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.

ARTICLE 21
MEDIATION

21.1	The Corporation and the Executive hereby expressly agree that with respect to any dispute arising under this Agreement, such dispute shall be resolved through binding mediation. Any such mediation shall: (1) take place at a location mutually agreed upon by the Corporation and the Executive; and (2) be conducted by a recognized panel of three professional mediators or which can be comprised of three experienced business experts from the pharmaceutical or biotechnical industry mutually agreed upon by the Corporation and the Executive. With respect to any such mediation panel, one mediator shall be selected by the Corporation, one mediator shall be selected by the Executive, and one mediator shall be selected by mutual agreement between the Corporation and the Executive. Each of the parties hereto shall bear their own, respective costs of such mediation.

ARTICLE 22
LANGUAGE

22.1	All of the parties hereto expressly agree that this Agreement be drafted, read and interpreted in the English language.

ARTICLE 23
GENERAL

23.1	This Agreement and the obligations of the Executive hereunder shall not be assigned by either party hereto, in whole or in part, without the prior consent of the other party hereto, which consent may be withheld for any reason.

23.2	Each party shall do and perform all such acts and things and execute and deliver all such instruments and documents and writings and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

23.3	The Executive agrees that after termination of employment hereunder for any reason whatsoever, he will tender his resignation from any position he may hold as an officer or director of the Corporation or its Affiliates.

23.4	In the event of a Change of Control, the Corporation will use its reasonable commercial efforts to obtain and pay for directors' and officers' liability insurance on a "trailing" or "run off" basis for the Executive, covering claims made prior to or within six years from the date of the Change of Control, such insurance to provide coverage substantially equivalent in scope and coverage to that provided by the Corporation's directors and officers insurance policy, if any, in effect immediately prior to the Change of Control.

23.5	This Agreement shall enure to the benefit of and be binding upon the Executive and his heirs, executors and administrators and upon the Corporation and its successors and assigns.

23.6	Neither party can waive or shall be deemed to have waived any right it has under this Agreement (including any waiver under this section) except to the extent that such waiver is in writing.

23.7	The Corporation agrees to co-operate with the Executive, to the extent permitted by applicable tax laws, so as to permit the Executive to consider payments hereunder on termination of employment to be retirement benefits.

ARTICLE 24
COUNTERPARTS

24.1	This Agreement may be executed in counterparts, each of which shall be deemed one and the same Agreement.

[Reminder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year first above written.

ZOMEDICA PHARMACEUTICALS CORP.

	Per:	/s/ James LeBar
James LeBar
Director (& Compensation Committee Chairman)

/s/ David Stowell	/s/ Gerald Solensky Jr.
Witness	Gerald Solensky Jr.
Name: David Stowell

SCHEDULE A

Exceptions to the definition of Acquiring Person as used in Section 9 – Change of Control:

"ACQUIRING PERSON" SHALL MEAN ANY PERSON WHO IS AT ANY TIME AFTER THE DATE HEREOF THE BENEFICIAL OWNER OF FIFTY PERCENT (50%) OR MORE OF THE OUTSTANDING VOTING SHARES, PROVIDED, HOWEVER, THAT THE TERM 'ACQUIRING PERSON' SHALL NOT INCLUDE:

(i)	the Corporation or any corporation controlled by the Corporation;

(ii)           any Person who becomes the beneficial owner of fifty percent (50%) or more of the outstanding Voting Shares as a result of one or any combination of: (a) a Voting Share Reduction: (b) an Exempt Acquisition; or (c) a Pro Rata Acquisition; provided, however, that if a Person shall become the Beneficial Owner of fifty percent (50%) or more of the outstanding Voting Shares by reason of one or any combination of a Voting Share Reduction, an Exempt Acquisition or a Pro Rata Acquisition, and thereafter becomes the Beneficial Owner of an additional one percent (1%) of any Voting Share then outstanding (otherwise than pursuant to an additional Voting Share Reduction, Exempt Acquisition or Pro Rata Acquisition), then, as of the date that such Person becomes a Beneficial Owner of such additional Voting Shares, such Person shall become an Acquiring Person; or

(iii)          an underwriter or member of a banking or selling group acting in such capacity that becomes the Beneficial Owner of fifty percent (50%) or more of the Voting Shares in connection with a distribution of securities pursuant to an underwriting agreement with the Corporation.

The capitalized terms used herein shall have the following definitions:

(a)             "Beneficial Owner" or "Beneficially Own" means a Person or any of such Person's affiliates or associates, as such terms are defined in Canada's National Instrument 45-106 Prospectus and Registration Exemptions, who, by law or in equity, is deemed to own or to be the owner of any securities.

(b)            "Exempt Acquisition" means an acquisition whereby a Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person and, in the event that a waiver is granted by the Corporation's Board of Directors, such acquisition shall be deemed not to have occurred for the purposes hereof. Any such waiver may only be given on the condition that such Person, within ten (10) days after the foregoing determination by the Corporation's Board of Directors or such later date as the Corporation's Board of Directors may determine (the "Disposition Date"), has reduced its Beneficial Ownership of Voting Shares such that the Person is no longer an Acquiring Person and such waiver shall only be effective if the reduction has occurred within such ten (10) day or longer period.

(c)             "Person" means any individual, firm, partnership, association, trust, trustee, executor, administrator, legal personal representative, government, governmental body or authority, corporation, or other incorporated or unincorporated organization, syndicate or other entity.

(d)            "Pro Rata Acquisition" means an acquisition by a Person of Voting Shares pursuant to (i) any dividend reinvestment plan, stock purchase plan or other plan of the Corporation made available to all holders of Voting Shares (other than holders resident in any jurisdiction where participation in such plan is restricted or impractical as a result of applicable law); (ii) a stock dividend, a stock split or other event pursuant to which such Person becomes the Beneficial Owner of Voting Shares on the same pro rata basis as all other holders of Voting Shares of the same class or series; (iii) the acquisition or exercise of rights to purchase Voting Shares distributed to all holders of Voting Shares (other than holders resident in any jurisdiction where such distribution or exercise is restricted or impractical as a result of applicable law) by the Corporation pursuant to a rights offering (but only if such rights are acquired directly from the Corporation); or (iv) a distribution of Voting Shares or convertible securities in respect thereof offered pursuant to a prospectus or by way of a private placement by the Corporation or a conversion or exchange of any such convertible security, provided that such Person does not thereby acquire a greater percentage of Voting Shares or convertible securities so offered than the Person's percentage of Voting Shares Beneficially Owned immediately prior to such acquisition.

(e)            "Voting Shares" means the shares of the capital of the Corporation to which generally attach voting rights which, as of the date hereof, are the common shares of the capital of the Corporation.

(f)             "Voting Share Reduction" means an acquisition or redemption by the Corporation or any corporation controlled by the Corporation of Voting Shares which, by reducing the number of Voting Shares of the Corporation outstanding, increases the percentage of Voting Shares of the Corporation Beneficially Owned by any Person to fifty percent (50%) or more of the Voting Shares then outstanding.